EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the use in this Registration Statement of Rural Cellular Corporation and Subsidiaries (the “Company”) on Form S-4 of our report dated March 1, 2004 (September 7, 2004 as to Note 15), relating to the consolidated financial statements of the Company as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 (which report includes explanatory paragraphs related to the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, and SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, both as discussed in Note 4 to the consolidated financial statements), appearing in the Prospectus, which is part of this Registration Statement.

     We also consent to the incorporation by reference of our report dated March 1, 2004 relating to the financial statement schedule of the Company for the years ended December 31, 2003 and 2002, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2003.

     We also consent to the references to us under the headings “Summary Consolidated Financial and Operating Data,” “Selected Consolidated Financial and Operating Data,” and “Experts” in such Prospectus.

                                          DELOITTE & TOUCHE LLP

Minneapolis, Minnesota
September 13, 2004